Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EZCORP, Inc.
Rollingwood, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-202627), Form S-8 (No. 333-267814), Form S-8 (333-266551), Form S-8 (333-263308), Form S-8 (No. 333-228618), Form S-8 (No. 333-221996), Form S-8 (No. 333-215294), Form S-8 (No. 333-210647), Form S-8 (No. 333-209088), Form S-8 (No. 333-202628) and Form S-8 (No. 333-191677) of our reports dated November 16, 2022, relating to the consolidated financial statements, and the effectiveness of EZCORP, Inc.’s internal control over financial reporting, which appears in the Annual Report on Form 10-K.

/s/ BDO USA, LLP
Dallas, Texas

November 16, 2022